Exagen Inc. Reports Strong Fourth Quarter and Full-Year 2023 Results

March 18, 2024

Carlsbad, Calif., – Exagen Inc. (Nasdaq: XGN), a leading provider of autoimmune testing solutions, today reported financial results for the fourth quarter and full year ended December 31, 2023.

Financial Highlights:
•Record total revenue of $52.5 million for the full-year 2023, and total revenue of $13.8 million for the fourth quarter of 2023.
•Record 137,650 AVISE® CTD tests performed for the full-year 2023, including 30,438 tests for the fourth quarter of 2023. Over 900,000 AVISE® CTD tests performed to date since launch.
•AVISE® CTD trailing twelve-month average selling price (ASP) of $336, an increase of $51 over the course of the year.
•Delivered 56% gross margin for full-year 2023 and 59% for the fourth quarter of 2023.
•Net loss of $23.7 million for the full-year 2023 and $5.6 million for the fourth quarter of 2023.
•Adjusted EBITDA of $(17.1) million for the full-year 2023 and $(3.9) million in the fourth quarter of 2023.
•Cash balance of $36.5 million at year-end 2023.

“I am extremely proud of our team's commitment and hard work this past year. We transformed quite a bit at Exagen and together, we are steering the company towards profitability, with a sharp focus on increasing ASP while diligently driving down expenses and responsibly managing cash. The progress we've made in the past year has significantly bolstered the health of our organization. We look forward to serving our clinicians and patients in 2024 with a renewed organization which is very much focused on reaching our operating goals. Our strategy has been validated and I’m confident that the best is yet to come for Exagen.” said John Aballi, President and Chief Executive Officer.

Fourth Quarter 2023 Financial Results
Total revenue for the fourth quarter of 2023 and 2022 was $13.8 million and $12.8 million, respectively. Total gross margin was 59.2% in the fourth quarter of 2023 compared to 50.9% in the fourth quarter of 2022. The increase in gross margin percentage was primarily driven by an increase in ASP.

Operating expenses were $18.9 million in the fourth quarter of 2023, compared to $27.3 million in the fourth quarter of 2022. The year-over-year decreases in operating expenses in the fourth quarter was primarily driven by lower selling, general and administrative expenses due to decreases in personnel costs and lower research and development expenses.

For the fourth quarter of 2023, net loss was $5.6 million, compared to a net loss of $14.4 million for the fourth quarter of 2022 (which includes a $5.5 million impairment of goodwill that we recognized in the fourth quarter of 2022).

Adjusted EBITDA was $(3.9) million for the fourth quarter of 2023 compared to $(13.4) million for the fourth quarter of 2022.
A reconciliation of non-GAAP adjusted EBITDA is provided in the financial schedules that are part of this press release. An explanation of this non-GAAP financial measures is also included below under the heading “Use of Non-GAAP Financial Measures (unaudited).”

Full-Year 2023 Financial Results
Total revenue for full-year 2023 was $52.5 million, compared with $45.6 million for full-year 2022. Total gross margin was 56.1% for the full-year 2023 compared to 46.9% in 2022.
Operating expenses were $75.4 million for the full-year 2023, compared with $91.6 million for the full-year 2022.
Net loss was $23.7 million for the full year of 2023, compared with $47.4 million for the full year of 2022.
Adjusted EBITDA was $(17.1) million for the full-year 2023 compared to $(39.8) million during the same period in 2022.
Cash and cash equivalents were approximately $36.5 million as of December 31, 2023 and our accounts receivables were $6.5 million as of December 31, 2023.
Guidance
For full-year 2024 revenue, we are providing guidance of approximately $54 million. For first quarter 2024 revenue, we are providing a guidance range of $13.0 million to $13.5 million. For full-year 2024, we believe our adjusted EBITDA will be better than negative $20 million. Given our continued improved performance, we believe our existing cash and cash equivalents are adequate to meet our anticipated cash requirements into 2026.

Conference Call
A conference call to provide a business update and review fourth quarter and full-year 2023 financial results is scheduled for today March 18, 2024 at 8:30 AM Eastern Time (5:30 AM Pacific Time). Interested parties may access the conference call by dialing (201) 389-0918 (U.S.) or (877) 407-0890 (international). Additionally, a link to a live webcast of the call will be available in the Investor Relations section of Exagen's website at investors.exagen.com.
Participants are asked to join a few minutes prior to the call to register for the event. A replay of the conference call will be available until Monday, April 1, 2024 at 11:59 PM Eastern Time (8:59 PM Pacific

Time). Interested parties may access the replay by dialing (201) 612-7415 (U.S.) or (877) 660-6853 (international) using passcode 13743861. A link to the replay of the webcast will also be available in the investor relations section of Exagen's website.
Use of Non-GAAP Financial Measures (UNAUDITED)
In this release, we use the metrics adjusted EBITDA, which is not calculated in accordance with generally accepted accounting principles in the United States (GAAP) and is a non-GAAP financial measure. Adjusted EBITDA excludes from net loss interest income (expense), income tax (expense) benefit, depreciation and amortization expense, and stock-based compensation expense.

We use adjusted EBITDA internally because we believe these metrics provide useful supplemental information in assessing our operating performance reported in accordance with GAAP. We believe adjusted EBITDA may enhance an evaluation of our operating performance because it excludes the impact of prior decisions made about capital investment, financing, investing and certain expenses we believe are not indicative of our ongoing performance. However, this non-GAAP financial measure may be different from non-GAAP financial measures used by other companies, even when the same or similarly titled terms are used to identify such measures, limiting their usefulness for comparative purposes.

This non-GAAP financial measure is not meant to be considered in isolation or used as a substitute for net loss reported in accordance with GAAP, should be considered in conjunction with our financial information presented in accordance with GAAP, has no standardized meaning prescribed by GAAP, is unaudited, and is not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future, there may be other items that we may exclude for purposes of these non-GAAP financial measures, and we may in the future cease to exclude items that we have historically excluded for purposes of these non-GAAP financial measures. Likewise, we may determine to modify the nature of adjustments to arrive at these non-GAAP financial measures. Because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measure as used by us in this press release and the accompanying reconciliation table have limits in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Accordingly, investors should not place undue reliance on non-GAAP financial measures.

About Exagen
Exagen is a leading provider of autoimmune testing and its purpose as an organization is to provide clarity in autoimmune disease decision making with the goal of improving patients’ clinical outcomes. Exagen is located in San Diego County, California.

For more information, please visit Exagen.com or follow @ExagenInc on X (formally known as Twitter).

Forward Looking Statements
Exagen cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Exagen’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: Exagen’s goals, strategies and ambitions; potential future financial and business performance; the potential utility and effectiveness of Exagen’s services and testing solutions; potential shareholder value and growth and 2024 guidance. The inclusion of forward-looking statements should not be regarded as a representation by Exagen that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Exagen’s business, including, without limitation: delays in reimbursement and coverage decisions from Medicare and third-party payors and in interactions with regulatory authorities, and delays in ongoing and planned clinical trials involving its tests; Exagen’s commercial success depends upon attaining and maintaining significant market acceptance of its testing products among rheumatologists, patients, third-party payors and others in the medical community; Exagen’s ability to successfully execute on its business strategies; third-party payors not providing coverage and adequate reimbursement for Exagen’s testing products, including Exagen’s ability to collect on funds due; Exagen’s ability to obtain and maintain intellectual property protection for its testing products; regulatory developments affecting Exagen’s business; and other risks described in Exagen’s prior press releases and Exagen’s filings with the Securities and Exchange Commission (“SEC”), including under the heading “Risk Factors” in Exagen’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 18, 2024 and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Exagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:
Ryan Douglas
Exagen Inc.
ir@exagen.com
760.560.1525

Exagen Inc.
Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited)
Revenue	$13,765	$12,837	$52,548	$45,563
Operating expenses:
Costs of revenue	5,620	6,309	23,092	24,214
Selling, general and administrative expenses	12,216	12,812	47,428	52,018
Research and development expenses	1,076	2,701	4,865	9,876
Goodwill impairment	—	5,506	—	5,506
Total operating expenses	18,912	27,328	75,385	91,614
Loss from operations	(5,147)	(14,491)	(22,837)	(46,051)
Interest expense	(566)	(626)	(2,335)	(2,448)
Interest income	146	481	1,516	830
Loss before income taxes	(5,567)	(14,636)	(23,656)	(47,669)
Income tax (expense) benefit	(6)	282	(33)	282
Net loss	$(5,573)	$(14,354)	$(23,689)	$(47,387)
Net loss per share, basic and diluted	$(0.31)	$(0.83)	$(1.34)	$(2.77)
Weighted-average number of shares used to compute net loss per share, basic and diluted	17,836,090	17,194,293	17,679,467	17,082,348

Exagen Inc.
Condensed Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$36,493	$62,391
Accounts receivable, net	6,551	6,077
Prepaid expenses and other current assets	4,797	4,143
Total current assets	47,841	72,611
Property and equipment, net	5,201	8,197
Operating lease right-of-use assets	3,286	4,885
Other assets	616	528
Total assets	$56,944	$86,221
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,131	$3,046
Operating lease liabilities	976	1,040
Borrowings-current portion	264	190
Accrued and other current liabilities	7,531	5,347
Total current liabilities	11,902	9,623
Borrowings-non-current portion, net of discounts and debt issuance costs	19,231	28,778
Non-current operating lease liabilities	2,760	4,493
Other non-current liabilities	357	867
Total liabilities	34,250	43,761
Commitments and contingencies (Note 5)
Stockholders' equity:
Common stock, $0.001 par value; 200,000,000 shares authorized at December 31, 2023 and December 31, 2022; 17,045,954 and 16,549,984 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	17	17
Additional paid-in capital	301,893	297,970
Accumulated deficit	(279,216)	(255,527)
Total stockholders' equity	22,694	42,460
Total liabilities and stockholders' equity	$56,944	$86,221

Exagen Inc.
Reconciliation of Non-GAAP Financial Measures (UNAUDITED)
The table below presents the reconciliation of adjusted EBITDA, which is a non-GAAP financial measure. See "Use of Non-GAAP Financial Measures (UNAUDITED)" above for further information regarding the Company's use of non-GAAP financial measures.

	Twelve Months Ended December 31,
	2023	2022
(in thousands)
Adjusted EBITDA
Net loss	$(23,689)	$(47,387)
Other (Income) Expense	(1,516)	(830)
Interest Expense	2,335	2,448
Income tax expense (benefit)	33	(282)
Depreciation and amortization expense	2,168	1,557
Stock-based compensation expense	3,617	4,704
Adjusted EBITDA (Non-GAAP)	$(17,052)	$(39,790)